Exhibit 99.1

INVESTOR CONTACT:	FOR IMMEDIATE RELEASE MEDIA CONTACT:
Mark Kimbrough 615-344-2688	Ed Fishbough 615-344-2810
HCA Reports Third Quarter 2008 Results
Nashville, Tenn., November 6, 2008 — HCA today announced financial and operating results for its third quarter ended September 30, 2008.
Third Quarter Summary:
•	Revenues increased 6.6 percent to $7.002 billion.

•	Net income totaled $86 million, compared to $300 million in the third quarter of 2007 (gains on sales of facilities were $50 million, compared to $316 million in the third quarter of 2007).

•	Adjusted EBITDA totaled $1.053 billion, compared to $983 million in the third quarter of 2007.

•	Interest expense decreased to $497 million, from $560 million in the third quarter of 2007.

•	Same facility admissions increased 0.4 percent, and same facility equivalent admissions increased 1.9 percent.

•	Same facility revenue per equivalent admission increased 5.7 percent.

•	Same facility inpatient surgeries declined 1.2 percent, while same facility outpatient surgical cases increased 0.8 percent.
Revenues for the third quarter totaled $7.002 billion, compared to $6.569 billion in the third quarter of 2007. Adjusted EBITDA in the quarter totaled $1.053 billion, compared to $983 million in the third quarter of 2007. A table describing adjusted EBITDA and reconciling net income to adjusted EBITDA for these periods is included in this release. Net income for the third quarter of 2008 totaled $86 million, compared to $300 million in the third quarter of 2007. Results for the third quarter of 2008 include gains on sales of facilities of $50 million compared to $316 million in the third quarter of 2007. Results for the third quarter of 2008 also include an impairment of long-lived assets of $44 million.
The provision for doubtful accounts increased to $819 million, or 11.7 percent of revenues, in the third quarter of 2008 from $774 million, or 11.8 percent of revenues, in the third quarter of 2007. Same facility uninsured admissions increased 0.9 percent in the third quarter of 2008 compared to the third quarter of 2007.
Interest expense decreased to $497 million in the third quarter of 2008, compared to $560 million in the same period of 2007, due primarily to a reduction in the average effective interest rate on total debt.

Same facility admissions increased 0.4 percent and same facility equivalent admissions increased 1.9 percent in the third quarter of 2008 compared to the third quarter of 2007. Same facility inpatient surgeries declined 1.2 percent and same facility outpatient surgeries increased 0.8 percent in the third quarter of 2008 compared to the third quarter of 2007. Same facility revenue per equivalent admission increased 5.7 percent in the third quarter of 2008 compared to the third quarter of 2007. Same facility charity and uninsured discounts totaled $917 million in the third quarter of 2008 compared to $793 million in the third quarter of 2007.
Revenues for the nine months ended September 30, 2008 totaled $21.109 billion compared to $19.975 billion for the same nine months of 2007. Adjusted EBITDA for the nine month period in 2008 was $3.337 billion compared to $3.439 billion for the same nine months of 2007. HCA’s net income totaled $397 million during the first nine months of 2008 compared to $596 million for the same nine month period of 2007. Results for the nine months ended September 30, 2008 include gains on sales of facilities of $90 million, compared to $332 million of gains on sales of facilities for the nine months ended September 30, 2007, and impairments on long-lived assets of $53 million in the nine month period in 2008 compared to a $24 million impairment of long-lived assets in the same nine month period of 2007.
As of September 30, 2008 HCA’s balance sheet reflected cash and cash equivalents of $444 million, total debt of $27.041 billion, and total assets of $23.793 billion. During the third quarter, capital expenditures totaled $398 million.
As of September 30, 2008, HCA operated 166 hospitals and 107 freestanding surgery centers, including eight hospitals and eight freestanding surgery centers operated through equity method joint ventures.
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.videonewswire.com/event.asp?id=52343 or through the Company’s Investor Relations web page, www.hcahealthcare.com.
FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the recapitalization; (2) the impact of the substantial indebtedness incurred to finance the recapitalization; (3) increases, particularly in the current economic downturn, in the amount and risk of collectibility of uninsured accounts, and deductibles and copayment amounts for insured accounts; (4) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services; (5) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit programs, that may impact reimbursements to health care providers and insurers; (6) the highly competitive nature of the health care business; (7) changes in revenue mix and the ability to enter into and renew managed care provider agreements on acceptable terms; (8) the efforts of insurers, health care providers and others to contain health care costs;

(9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and our corporate integrity agreement with the government; (10) changes in federal, state or local laws or regulations affecting the health care industry; (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel; (12) the possible enactment of federal or state health care reform; (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities; (14) changes in accounting practices; (15) changes in general economic conditions nationally and regionally in our markets; (16) future divestitures which may result in charges; (17) changes in business strategy or development plans; (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions; (19) delays in receiving payment for services provided; (20) potential liabilities and other claims that may be asserted against us; (21) other risk factors described in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
All references to “Company” and “HCA” as used throughout this document refer to HCA Inc. and its affiliates.

HCA Inc.
Consolidated Income Statements
Third Quarter
(Dollars in millions)

	2008		2007
	Amount	Ratio	Amount	Ratio

Revenues	$7,002	100.0%	$6,569	100.0%

Salaries and benefits	2,883	41.2	2,701	41.1
Supplies	1,141	16.3	1,085	16.5
Other operating expenses	1,146	16.4	1,076	16.4
Provision for doubtful accounts	819	11.7	774	11.8
Losses on investments	1	—	1	—
Equity in earnings of affiliates	(41)	(0.6)	(51)	(0.8)
Depreciation and amortization	350	5.0	356	5.5
Interest expense	497	7.1	560	8.5
Gains on sales of facilities	(50)	(0.7)	(316)	(4.8)
Impairment of long-lived assets	44	0.6	—	—

	6,790	97.0	6,186	94.2

Income before minority interests and income taxes	212	3.0	383	5.8

Minority interests in earnings of consolidated entities	49	0.7	44	0.6

Income before income taxes	163	2.3	339	5.2

Provision for income taxes	77	1.1	39	0.6

Net income	$86	1.2	$300	4.6

HCA Inc.
Consolidated Income Statements
For the Nine Months Ended September 30, 2008 and 2007
(Dollars in millions)

	2008		2007
	Amount	Ratio	Amount	Ratio

Revenues	$21,109	100.0%	$19,975	100.0%

Salaries and benefits	8,563	40.6	8,002	40.1
Supplies	3,463	16.4	3,284	16.4
Other operating expenses	3,396	16.1	3,194	16.0
Provision for doubtful accounts	2,520	11.9	2,218	11.1
Gains on investments	—	—	(6)	—
Equity in earnings of affiliates	(170)	(0.8)	(156)	(0.8)
Depreciation and amortization	1,062	5.0	1,072	5.4
Interest expense	1,521	7.2	1,674	8.4
Gains on sales of facilities	(90)	(0.4)	(332)	(1.7)
Impairment of long-lived assets	53	0.3	24	0.1

	20,318	96.3	18,974	95.0

Income before minority interests and income taxes	791	3.7	1,001	5.0

Minority interests in earnings of consolidated entities	161	0.7	160	0.8

Income before income taxes	630	3.0	841	4.2

Provision for income taxes	233	1.1	245	1.2

Net income	$397	1.9	$596	3.0

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions)

			For the Nine Months
	Third Quarter		Ended September 30,
	2008	2007	2008	2007

Revenues	$7,002	$6,569	$21,109	$19,975

Net income	$86	$300	$397	$596
Gains on sales of facilities (net of tax)	(29)	(193)	(53)	(203)
Impairment of long-lived assets (net of tax)	28	—	34	15
Net income, excluding gains on sales of facilities and impairment of long-lived assets	85	107	378	408
Depreciation and amortization	350	356	1,062	1,072
Interest expense	497	560	1,521	1,674
Minority interests in earnings of consolidated entities	49	44	161	160
Provision for income taxes	72	(84)	215	125

Adjusted EBITDA (a)	$1,053	$983	$3,337	$3,439

(a)	Net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA are non-GAAP financial measures. We believe that net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income, excluding gains on sales of facilities and impairment of long-lived assets and GAAP net income) and operating performance (adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of our health care facilities and complicate quarterly comparisons of our results of operations and operations comparisons with other health care companies.

Net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	September 30,	June 30,	December 31,
	2008	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$444	$368	$393
Accounts receivable, less allowance for doubtful accounts	3,699	3,922	3,895
Inventories	716	715	710
Deferred income taxes	722	727	592
Other	517	557	615

Total current assets	6,098	6,289	6,205

Property and equipment, at cost	23,406	23,145	22,579
Accumulated depreciation	(11,968)	(11,709)	(11,137)

	11,438	11,436	11,442

Investments of insurance subsidiary	1,483	1,526	1,669
Investments in and advances to affiliates	824	833	688
Goodwill	2,601	2,630	2,629
Deferred loan costs	478	498	539
Other	871	858	853

	$23,793	$24,070	$24,025

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,191	$1,214	$1,370
Accrued salaries	849	785	780
Other accrued expenses	1,235	1,064	1,391
Long-term debt due within one year	368	341	308

Total current liabilities	3,643	3,404	3,849

Long-term debt	26,673	27,274	27,000
Professional liability risks	1,114	1,160	1,233
Deferred taxes and other liabilities	1,375	1,295	1,379
Minority interests in equity of consolidated entities	969	959	938

Equity securities with contingent redemption rights	163	163	164

Stockholders’ deficit	(10,144)	(10,185)	(10,538)

	$23,793	$24,070	$24,025

HCA Inc.
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2008 and 2007
(Dollars in millions)

	2008	2007
Cash flows from operating activities:
Net income	$397	$596
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	2,520	2,218
Depreciation and amortization	1,062	1,072
Income taxes	(379)	(103)
Gains on sales of facilities	(90)	(332)
Impairment of long-lived assets	53	24
Change in operating assets and liabilities	(2,420)	(2,598)
Share-based compensation	25	17
Change in minority interests	10	33
Other	86	58

Net cash provided by operating activities	1,264	985

Cash flows from investing activities:
Purchase of property and equipment	(1,115)	(997)
Acquisition of hospitals and health care entities	(76)	(21)
Disposition of hospitals and health care entities	185	484
Change in investments	30	156
Other	4	13

Net cash used in investing activities	(972)	(365)

Cash flows from financing activities:
Net change in revolving bank credit facility	530	(370)
Repayment of long-term debt	(775)	(623)
Issuance of common stock	—	100
Other	4	(14)

Net cash used in financing activities	(241)	(907)

Change in cash and cash equivalents	51	(287)
Cash and cash equivalents at beginning of period	393	634

Cash and cash equivalents at end of period	$444	$347

Interest payments	$1,380	$1,522
Income tax payments, net of refunds	$612	$348

HCA Inc.
Operating Statistics

			For the Nine Months
	Third Quarter		Ended September 30,
	2008	2007	2008	2007
Consolidating Hospitals:
Number of Hospitals	158	162	158	162
Weighted Average Licensed Beds	38,390	38,990	38,405	39,159
Licensed Beds at End of Period	38,386	38,939	38,386	38,939

Reported:
Admissions	377,400	381,700	1,161,700	1,168,700
% Change	-1.1%		-0.6%
Equivalent Admissions	587,400	583,400	1,776,300	1,767,100
% Change	0.7%		0.5%
Revenue per Equivalent Admission	$11,922	$11,260	$11,884	$11,304
% Change	5.9%		5.1%
Inpatient Revenue per Admission	$11,224	$10,476	$11,203	$10,585
% Change	7.1%		5.8%

Patient Days	1,833,700	1,880,800	5,745,900	5,801,800
Equivalent Patient Days	2,854,700	2,875,200	8,785,600	8,772,300

Inpatient Surgery Cases	121,400	128,300	371,800	390,000
% Change	-5.4%		-4.7%
Outpatient Surgery Cases	196,500	196,400	595,500	604,800
% Change	0.1%		-1.5%

Emergency Room Visits	1,303,100	1,273,900	3,969,500	3,827,800
% Change	2.3%		3.7%

Outpatient Revenues as a Percentage of Patient Revenues	38.5%	38.0%	37.3%	36.9%

Average Length of Stay	4.9	4.9	4.9	5.0

Occupancy	51.9%	52.4%	54.6%	54.3%
Equivalent Occupancy	80.8%	80.1%	83.5%	82.1%

Same Facility:
Admissions	376,700	375,100	1,156,400	1,146,600
% Change	0.4%		0.9%
Equivalent Admissions	585,000	573,900	1,764,700	1,734,800
% Change	1.9%		1.7%
Revenue per Equivalent Admission	$11,882	$11,239	$11,856	$11,272
% Change	5.7%		5.2%
Inpatient Revenue per Admission	$11,226	$10,495	$11,203	$10,585
% Change	7.0%		5.8%

Inpatient Surgery Cases	122,600	124,100	369,700	372,200
% Change	-1.2%		-0.7%
Outpatient Surgery Cases	195,500	193,900	589,400	593,500
% Change	0.8%		-0.7%

Emergency Room Visits	1,295,100	1,258,100	3,947,300	3,768,200
% Change	2.9%		4.8%

Number of Consolidating and Nonconsolidating (Equity Joint Ventures) Hospitals:

Consolidating	158	162	158	162
Nonconsolidating (Equity Joint Ventures) .	8	8	8	8

Total Number of Hospitals	166	170	166	170